FieldPoint Petroleum Corporation Reports Record Third Quarter Earnings On 52% Revenue Increase

Nov 11, 2004

Nine Month Net Income Increased 255% to $404,440 or $0.05 per share

FieldPoint Petroleum Corporation (OTCBB: - FPPC) announced today that revenues increased 52% to $896,824 in the third quarter ended September 30, 2004 vs. $589,026 in the 2003 comparable quarter. Net income in the quarter was $235,795 or $.03 cent per share vs. a net loss of $31,704 for the 2003 quarter. Average oil sales prices increased 36% to $40.14 compared to $29.43 for the previous period ended September 30, 2003. Average natural gas sales prices increased 39% to $5.05 compared to $3.63 for the previous period.

FieldPoint's level of oil and gas production for the three-month period ended September 30, 2004 increased 18% sequentially to 22,697 barrels of oil equivalent vs. 19,083 barrels of oil equivalent in the three month period ended June 30, 2004.

Results for Nine Months

During the nine-month period ended September 30, 2004, the Company's revenues increased 16% to $2,148,874 with net income increasing 255% to $404,440 or $0.05 per share vs. revenue of $1,846,398 and net income of $113,807 or $0.02 in the nine months of 2003. Average oil sales prices increased 21% to $36.37 compared to $30.04 for the period ended September 30, 2003. Average natural gas sales prices increased 31% to $4.48 compared to $3.41 for the previous period.

For the period ending September 2004, cash flow from operating activities increased 134% to $682,668 versus $291,234 for the same period in 2003.

FieldPoint's President and CEO, Ray Reaves, said "We are extremely pleased to announce record earnings for the third quarter of 2004. We were able to fully capitalize on the recent strength in oil prices by remaining un-hedged and we are looking forward to a strong year-end."

"We continue to vigorously pursue additional acquisition and drilling targets that will help foster future growth. With this goal in mind, the Company has entered into a farm-out agreement concerning section 14 of its Lea County, New Mexico acreage. The agreement calls for drilling of the first well to begin on or before March 30, 2005, and entitles the Company to be covered risk free for the drilling cost of approximately $1,300,000 in the first well and to share 20% of the completion cost, only if the well is economically viable. The Company will have approximately a 20% working interest in the well, with the possibility of up to three more wells to be drilled on the Company's leasehold."

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and for unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or www.fppcorp.com